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                                                                 EXHIBIT (e)(13)

                         EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment ("Amendment") is entered into effective the 1st day of January, 2004 ("Effective Date") by and between T-NETIX, Inc., a Delaware corporation ("T-NETIX"), and Thomas E. Larkin ("Employee").

                                 R E C I T A L S

         A. T-NETIX and Employee previously entered into an Employment Agreement (herein so called) with an effective date of January 1, 2002.

         B. The term of the Employment Agreement was automatically extended through December 31, 2003.

         C. T-NETIX and Employee desire to extend the Employment Agreement until the close of business on June 30, 2004, as amended pursuant to the terms herein.

NOW, THEREFORE, T-NETIX and Employee agree to amend the Employment Agreement as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings contained in the Employment Agreement.

2. The term set forth in Section 1 shall commence on January 1, 2004 and end on the close of business on June 30, 2004.

3. Effective January 1, 2004, the base salary shall be $170,000 per year. This salary will reflect changed duties as the Executive Vice President of Business Development. His role as vice-chairman of the Board of Directors will continue at the discretion of the Board.

4. Effective January 1, 2004, in lieu of a bonus pursuant to Section 3b, Employee shall be entitled to receive five percent (5%) of net revenue received by T-NETIX from new business brought to T-NETIX by Employee commencing on January 1, 2004 and ending on June 30, 2004. The parties will agree in advance as to what new business has been brought to T-NETIX by Employee and what constitutes "net revenue" from such business. Such amounts shall be paid to Employee on a quarter-annual basis for a time period agreed to by the parties.

5. Under Section 6(b) of the Agreement the Change of Control payment shall be changed from twenty-four months at the then effective salary to $500,000, payable in lump sum or over a twenty-four month period, at the option of Employee. Upon



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Employee's Voluntary Resignation he shall not be entitled to continue participation in T-NETIX Benefit Plans.

6. Section 5c, "Termination Without Cause" is hereby deleted.

7. Prior to the expiration of the term pursuant to paragraph 2 above, the parties will use their best efforts, in the event Employee has not previously resigned or has not been otherwise terminated, to agree on an extension of the term to December 31, 2004 upon mutually agreeable terms and conditions.

8.       Terms not otherwise changed herein are ratified and confirmed.

ENTERED INTO as of the date set forth above.



T-NETIX, Inc.



/s/ RICHARD E. CREE
------------------------------------------
Richard E. Cree, Chief Executive Officer



/s/ THOMAS E. LARKIN
-------------------------------------------
Thomas E. Larkin





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